For Immediate Release

ChyronHego Reports Financial Results for the
First Quarter 2014

MELVILLE, NY-- (Marketwired - May 9, 2014) - ChyronHego Corporation (NASDAQ:  CHYR), a global leader in broadcast graphics creation, playout, and real-time data visualization with a wide variety of products and services for live television, news and sports production, today announced its financial results for the first quarter ended March 31, 2014.

First Quarter Financial Highlights:

•	Q1 2014 revenues increased 57% to $12.6 million compared to $8.0 million in Q1 2013;
•	Operating loss in Q1 2014 of $3.1 million compared to operating loss in Q1 2013 of $0.8 million;
•	Excluding a mark to market adjustment described below, operating loss in Q1 2014 would have been $0.6 million as compared to operating loss of $0.8 million in Q1 2013;
•	Net loss of $3.2 million in Q1 2014, as compared to a net loss of $0.9 million in Q1 2013;
•	Excluding the mark to market adjustment, net loss of $0.7 million in Q1 2014 compared to net loss of $0.9 million in Q1 2013.

President and CEO, Johan Apel commented, “ChyronHego’s revenues for the first quarter are ahead of plan. The operating result is better than expected but is affected by a lower than planned gross margin coming from our investment in contracts with the European soccer leagues, in addition to the recently announced initial rollout of TRACAB player tracking technology across three Major League Baseball stadiums. We expect the gross margin to pick up during the latter part of the year. Almost half of our first quarter revenues are of the recurring type, generated in the areas of cloud services, software licensing, and production services. We  plan to continue the transformation of the business model to be balanced between high margin products and recurring services.”

Mr. Apel added, “We enjoyed meeting with new and existing customers in April at NAB Show in Las Vegas. Our product launches were well received and it was great to get the chance to present our upcoming acquisitions to the world, WeatherOne and ZXY Sport Tracking. We have great expectations for them and I anticipate that they will have a positive impact on the consolidated financials going forward. Furthermore, we will continue our focus on cost control and also expect to realize further synergies from our acquisitions to increase profitability during 2014.”

First Quarter 2014 Financial Results

Revenues for the first quarter of 2014 increased 57% to $12.6 million as compared to $8.0 million in the first quarter of 2013. This $4.6 million increase was driven primarily from contribution of services from the 2013 merger with Hego.

Gross profit margin for the first quarter of 2014 was 61%, down from 71% in Q1 2013. Services, representing 54% of revenues, carry a lower gross profit margin than products.

Operating expenses for the first quarter of 2014 were $8.3 million, excluding the mark to market adjustment of $2.6 million, compared to $6.5 million in the first quarter of 2013. Research & development (R&D) expenses were $2.2 million, up 22% from $1.8 million in the first quarter 2013, primarily due to inclusion of $0.8 million of Hego R&D expenses, offset by cost savings from the 2013 workforce reduction. Sales and marketing (S&M) expenses were $4.8 million, up 66% from $2.9 million in Q1 2013, primarily due to the incremental costs from the Hego merger, including amortization of intangibles of $0.3 million. General and administrative (G&A) expenses were $1.3 million, a decrease of $0.6 million from $1.9 million in the first quarter of 2013. The decrease was primarily due to inclusion in Q1 2013 of $0.7 million in merger transaction expenses and cost savings from the 2013 workforce reduction of $0.1 million, offset by the incremental G&A costs from the merger with Hego.

Net loss for the first quarter of 2014 was $3.2 million, or $(0.10) per basic and diluted share, as compared to net loss of $0.9 million, or $(0.05) per basic and diluted share, in the first quarter of 2013. Excluding the mark to market expense of $2.6 million from revaluation of the contingent earn-out shares related to the Hego merger, the Company would have reported net loss of $0.7 million for the first quarter of 2014 compared to a net loss of $0.9 million for the first quarter of 2013.

Operating loss and net loss amounts shown herein, that are exclusive of the mark to market adjustment for the change in the fair value of the contingent consideration, are not U.S. generally accepted accounting principles basis operating loss and net loss, and are reported herein solely to disclose the operating loss and net loss amounts that might have been reported had this charge not been recognized, as a basis for comparison between periods.  Management believes that disclosing operating loss and net loss exclusive of this charge for the first quarter of 2014 provides an alternative basis on which to compare results between the periods and an understanding of earnings that would have resulted in the 2014 period had this charge not been incurred.

Conference Call and Webcast: Fourth Quarter Financial Results

ChyronHego management will host a conference call on Friday, May 9, 2014, at 10:00 a.m. Eastern Time to review the first quarter 2014 results. Participants using the telephone should dial 877-303-9145 (U.S. and Canada) or 760-536-5203 (International) and refer to conference code 40485333. Web participants are encouraged to go to http://investor.chyronhego.com (click on Events & Presentations). A replay will be available shortly after the call on http://investor.chyronhego.com.

About ChyronHego
ChyronHego (NASDAQ: CHYR) is a global leader in broadcast graphics creation, playout and real-time data visualization with a wide range of products and services for live television, news and sports production. Joining forces in 2013, with over 80 years of combined industry expertise, Chyron and Hego Group offer award-winning solutions — such as the TRACAB™ player tracking system and end-to-end BlueNet™ graphics workflow — under the collective ChyronHego brand. Headquartered in Melville, N.Y., the Company also has offices in the Czech Republic, Denmark, Finland, Germany, Mexico, Norway, Singapore, Slovak Republic, Sweden, and the United Kingdom. For more information on ChyronHego, visit www.chyronhego.com.

Special Note Regarding Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to (i) our belief that our business is more balanced and predictable in terms of geographies and products and services; (ii) our belief that as a result of the merger we have an exceptionally strong product offering backed up by extensive product development and engineering resources and strong global service and support capability; and, (iii) our belief that we are assuming a normalized level of operating expenses and anticipate that our future results should show growth in operating profitability at current gross profit margin levels. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: current and future economic conditions that may adversely affect our business and customers; potential fluctuation of our revenues and profitability from period to period which could result in our failure to meet expectations; our ability to integrate the operations of Chyron and Hego successfully and in a timely manner; our ability to maintain adequate levels of working capital; our ability to successfully maintain the level of operating costs; our ability to obtain financing for our future needs should there be a need; our ability to incentivize and retain our current senior management team and continue to attract and retain qualified scientific, technical and business personnel; our ability to expand our Axis online graphics creation solution or to develop other new products and services; our ability to generate sales and profits from our Axis online graphics services, workflow and asset management solutions; rapid technological changes and new technologies that could render certain of our products and services to be obsolete; competitors with significantly greater financial resources; introduction of new products and services by competitors; challenges associated with expansion into new markets; failure to stay in compliance with all applicable NASDAQ requirements that could result in NASDAQ delisting our common stock; and, other factors discussed under the heading "Risk Factors" contained in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2013 which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time. All information in this press release is as of the date of the release and we undertake no duty to update this information unless required by law.

- Financial Tables on Following Pages -

CHYRONHEGO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)
	Three Months Ended
	March 31,
	2014	2013
Product revenues	$5,781	$5,974
Service revenues	6,840	2,043
Total revenues	12,621	8,017
Gross profit	7,736	5,722
Operating expenses:
Selling, general and administrative	6,111	4,751
Research and development	2,178	1,780
Change in fair value of contingent consideration	2,556	-
Total operating expenses	10,845	6,531
Operating loss	(3,109)	(809)
Interest and other income (expense), net	(196)	(97)
Loss before taxes	(3,305)	(906)
Income tax (expense) benefit, net	88	(11)
Net loss	(3,217)	(917)
Less: Net income attributable to non-controlling interests	25	-
Net loss attributable to ChyronHego shareholders	$(3,242)	$(917)
Net loss per common share attributable to ChyronHego shareholders -
Basic	$(0.10)	$(0.05)
Diluted	$(0.10)	$(0.05)
Weighted average number of common and
common equivalent shares outstanding:
Basic	31,118	17,362
Diluted	31,118	17,362

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)
	March 31,	December 31,
	2014	2013
Assets:
Cash and cash equivalents	$3,988	$5,266
Accounts receivable, net	9,009	7,781
Inventories, net	2,747	2,816
Other current assets	2,226	2,525
Total current assets	17,970	18,388
Goodwill and intangible assets, net	27,585	27,916
Other non-current assets	4,427	4,348
Total assets	$49,982	$50,652
Liabilities and shareholders' equity:
Current liabilities	$16,004	$17,152
Non-current liabilities	13,852	18,033
Total liabilities	29,856	35,185
Shareholders' equity	20,126	15,467
Total liabilities and shareholders' equity	$49,982	$50,652

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Contact:
ChyronHego Investor Relations
Tel: (631) 845-2000, press 6
Email: Investor.Relations@chyronhego.com

Source:  ChyronHego

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